Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports Strong Holiday Sales and

Raises Full Year Outlook

HARRISBURG, PA – January 11, 2016 (GLOBE NEWSWIRE) — Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today commented on its holiday sales and full year outlook ahead of its participation at the ICR Conference. For the nine-week period ended January 2, 2016, total sales increased 23% with a comparable store sales increase of 5.6%.

Mark Butler, Chairman, President and Chief Executive Officer stated, “We are thrilled with our holiday sales results and the trends in the business over the past few months. Everyone across the Ollie’s team, from buying, distribution, store operations and the field personnel, did a phenomenal job executing the business and delivering popular branded products at exceptional closeout prices. Our customers know a bargain when they see it, and they responded very favorably to our product offering over the nine week period. We saw strong sales momentum throughout the holiday season, including the week of Black Friday, Ollie’s Army Night, and the weeks before and after Christmas. We are excited by the strong results and momentum of the business heading into a new fiscal year.”

Based on the trends to date, the Company currently estimates the following results for the fiscal year ending January 30, 2016:

•	Total net sales to increase approximately 19% to $760 million;

•	Comparable store sales growth of approximately 5.5%;

•	Net income to increase approximately 37% to $37 million, or 4.9% of net sales;

•	Net income per diluted share (GAAP) of approximately $0.66 based on an estimated weighted diluted average shares outstanding of approximately 56.3 million; and

•	Adjusted net income to increase approximately 42% to $39 million and adjusted diluted earnings per share of approximately $0.69. Adjusted net income and adjusted diluted earnings per share exclude the loss on the extinguishment of debt and transaction related expenses.

This updates the guidance provided by the Company on December 9, 2015, which included expectations of net sales, net income per diluted share (GAAP), and adjusted diluted earnings per share for the fiscal year ending January 30, 2016 of approximately $745 million, $0.63, and $0.66, respectively.

The Company plans to report actual results for the fourth quarter and full fiscal year 2015 in early April 2016.

ICR Conference

The Company will be meeting with analysts and investors and presenting at the ICR Conference in Orlando, Florida on Tuesday, January 12, 2016. The presentation will be held at 11:30 am Eastern Time on the same day.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 202 store locations in 17 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, industry outlook, our 2015 business outlook and financial guidance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our ability to manage our inventory balances; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”), including our prospectus. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:

John Rouleau

ICR

203-682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President – Marketing & Advertising

717-657-2300

dhaines@ollies.us

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